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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 BITSTREAM INC.

                           Pursuant to Section 242 of
              the General Corporation Law of the State of Delaware

     The undersigned, Bitstream Inc. (the "Corporation"), in order to amend its Certificate of Incorporation, hereby certifies as follows:

     FIRST: The name of the Corporation is

                                 BITSTREAM INC.

     SECOND: The Corporation hereby amends its Certificate of Incorporation as follows:

     The introductory paragraph to Article FOURTH of the Certificate of Incorporation, which sets forth the authorized capital stock of the Corporation, is hereby deleted in its entirety and the following is substituted therefor:

                         "FOURTH: The total number of shares of stock that the
                    Corporation shall have authority to issue is 36,500,000, divided as follows: (a) 30,500,000 shares of Common Stock
                    (i) 30,000,000 shares of which shall be Class A Common Stock, par value $.01 per share, and (ii) 500,000 shares of which shall be Class B Common Stock, par value $.01 per share, and (b) 6,000,000 shares of Preferred Stock, par value $.01 per share."

     Article FOURTH, Part A, paragraph 4.7.3, which sets forth the definition of "Regulated Stockholder," is hereby deleted in its entirety and the following is substituted therefor:

                         "4.7.3. "Regulated Stockholder" shall mean (i) any
                    stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 225) or any successor to such regulation ("Regulation Y") and which holds shares of Class B Common Stock of the Corporation immediately following the conversion of Class B Preferred Stock into Class B Common Stock upon the effectiveness of the Corporation's initial public offering, so long as such stockholder shall hold such shares of Common Stock or shares issued upon conversion of such shares, (ii) any Affiliate of any such Regulated Stockholder that is a transferee of any shares of



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                    Common Stock of the Corporation, so long as such Affiliate shall hold, and only with respect to, such shares of Common Stock or shares issued upon conversion of such shares and
                    (iii) any Person to which such Regulated Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by such stockholder or Affiliates or any shares issued upon conversion of such shares but only if such Person (or any Affiliate of such Person) falls subject to the provisions of Regulation Y."

     Article FOURTH, Part C, which sets forth the rights, powers, qualifications, limitations and restrictions of the Corporation's Class A Preferred Stock and Class B Preferred Stock, is hereby deleted in its entirety.

     THIRD: The amendment effected herein was authorized by the consent in writing, setting forth the action so taken, signed by the holders of at least a majority of the outstanding shares entitled to vote thereon, and due notice so taken has been given to those shareholders who have not consented in writing pursuant to Sections 222, 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 4th day of November, 1996.


                                   BITSTREAM INC.


                                   By:
                                       ------------------------------
                                       Name: C. Raymond Boelig
                                       Title:  President and CEO

ATTEST:


---------------------------------
Name:  Paul A. Gajer
Title:  Assistant Secretary